BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants

406 Lippincott Drive, Ste. J

Marlton, New Jersey 08053-4168

(856) 346-2828   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advanced Battery Technologies, Inc.

21 West 39th Street, Ste. 2A

New York, NY 10018

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-133492) of Advanced Battery Technologies, Inc. of our report dated March 19, 2008, relating to the consolidated financial statements, which appear in this Form 10-KSB.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.

Marlton, NJ 08053

March 28, 2008

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (AICPA)

CENTER FOR AUDIT QUALITY (CAQ)

NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS